SERVICE AGREEMENT

THIS AGREEMENT is entered into as of June 16, 2006 (the “Effective Date”) by and between Easy Money Express, Inc. a Nevada corporation (“EME”) of 3700 Pecos McLeod Drive, Suite 123, Las Vegas, Nevada 89121 and M3 Internet Services, Inc. d/b/a CashZip(“CZ”), a South Dakota Corporation.

WHEREAS CZ owns and operates www.CashZip.com; and

WHEREAS CZ has certain expertise in marketing and operating a payday loan website and business; and

WHEREAS EME desires to contract CZ’s expertise to market, operate and manage an Internet-based loan business under EME’s brand and for EME to provide capital to fund loans originated from its website.

NOW THEREFORE, CZ and EME hereby agree as follows:

1.	Marketing and Service Agreement

1.1       Development of Marketing Program. CZ agrees to promote and market the EME Internet-based loan business through its developed online marketing using various online search engines, including, but not limited to www.Google.com, as well as mutually agreed upon promotional and advertising material. Marketing material will contain appropriate links and/or website addresses to EME’s website.

1.2      Sales Process.  EME’s website will provide one or more links and/or information on the loan process, fees, conditions, disclosures and all elements necessary for the potential customer to open a loan account with EME.

1.3              Loan Tracking and Documentation.  EME and CZ will track the activity generated on all loans owned by EME and generate reports of loans generated every month.  This report will include the number of new customer accounts opened that month, the number of loans generated, the amounts of such loans and the gross revenue generated by such loans as well as any defaults in collection on such loans.

1.4              Operations.  CZ will provide all hardware, software and necessary personnel to accommodate daily operations.  This includes, but is not limited to, hardware and software management, online marketing and customer service personnel.

1.5	Computer Hardware, Software and Loan Processing functions.

a.       CZ will program and maintain separate backend functions of its currently existing online payday loan software to serve EME.  This will allow EME not only to process its loans separately from others serviced on the same hardware, but monitor business functions in real time. The EME customer database will be maintained separately from the CZ customer database.

b.	CZ will design front end website with EME branding, logos and links.

c.       CZ will continue to operate in their website as they see fit, including Google marketing, client verification, banking and support (tech, personnel, clients).

e.	CZ will use its existing network, software, customer service personnel and marketing methods for conducting an online payday loan company.
f.	CZ will market EME’s on-line payday loan business
g.	CZ will operate EME’s on-line payday loan business
h.	CZ will provide daily reporting to EME on
1)	Number of customer accounts opened,
2)	Number of loans approved, declined,
3)	Dollar amount of loans approved,
4)	Dollar amount of monies received by EME customers,
5)	Dollar amount of transactions returned by EME customers.

2.      Capital. EME will provide all capital to fund payday loans under the name of EME.

3.      Clients. Easy Money Express, Inc. will provide additional client leads generated from outside of its’ relationship with CZ.

2.	Compensation

2.0       Compensation Structure. Compensation shall be paid only on loan transactions made and repaid.  EME shall pay to CZ 50 % of the Gross Revenue generated from loan transactions based upon referrals made by CZ. EME shall also pay CZ a $12 client acquisition fee for each new client who submits an online loan application. There will be no other fee charged to EME for marketing expenses or fees. EME shall pay to CZ 50 % of the Gross Revenue generated from loan transactions based upon referrals made by any source outside of CZ’s marketing efforts.

 2.1              Payment of Compensation. . Revenue generated by loans “owned” by EME will be split according to 2.0.  This will be accomplished by splitting the payments received each day during ACH processing – 50% to EME’s bank account and 50% percent to CZ’s. Client acquisition fees will be paid daily by ACH.

2.2              Inspection of Financial Records. EME shall make their books and records concerning costs and revenue of the undertakings in this Agreement available for inspection by CZ at their cost with 30 days advance notice.

Gross Revenue is defined as fees paid by EME’s customers to extend loans, loan fees paid by EME’s customers and fees paid for any late fee assessments.

3.	Term and Termination

3.1       Term.  This Agreement shall take effect on the effective Date and shall continue in full force for a period of twelve (12) months (“Initial Term”).  At the end of the Initial Term and each subsequent renewal term this Agreement will automatically renew for succeeding 12-month periods unless either party notifies the other, in writing, at least thirty (30) days prior to the end of the Initial term or renewal term that it does not intend to renew.

3.2       Termination Upon Material Breach.  Either party may terminate this Agreement on written notice if the other materially breaches any term or condition of this Agreement and fails to cure such breach within thirty (30) days after the date of the written notice to cure.

3.3       Survival.  Sections 3,4,5,6 and 7 shall survive any termination or expiration of this Agreement.

4.         Confidentiality.  Each of the Parties acknowledges and agrees that any information relating to each other’s business which is not generally known to the public is confidential and proprietary and neither of the Parties will disclose such information without the other’s written permission or make any use of such information except within the parameters of this Agreement. The parties hereby agree to keep completely confidential all information exchanged between the parties in connection with their performance under this Agreement except for that information which is considered to be in the public domain.  Such information shall include, but not be limited to, the names of any banks, lending institutions, lenders or borrowers, brokers or securities underwriters, financial documents, business operations, buyers or sellers, investors or financing sources.  Such information shall remain confidential for a period of one (1) year following the termination of this Agreement. Both parties recognize that during the term of this Agreement, they owe an undivided duty of loyalty to each other and/or all their sister companies, affiliates and subsidiaries. As such, both parties agree that during the term of this Agreement, they shall not establish, operate, or otherwise participate in any business venture that competes, directly or indirectly, with each other except as expressly authorized by mutual agreement. Both parties agree that any such activity is grounds for immediate termination of this Contract.

5.         Indemnification.  The parties hereto shall indemnify and hold harmless each other and their respective affiliates, directors, officers, agents and employees, collectively, the "Indemnified Parties", to the full extent lawful, from and against all claims, damages, losses and liabilities (including, without limitation, reasonable attorneys' fees and expenses incurred, arising out of or based upon (i) any misstatement or omission or alleged misstatement or omission of fact in any material supplied or approved by the respective party; or (ii) any other action or event committed or allowed to be committed arising out of their respective performances under this Agreement. The foregoing indemnification shall be in addition to any liability that the party may otherwise have.

6.         Governing Law.  The parties agree that this agreement shall be interpreted and construed under the laws of the State of Nevada.  All parties agree that in the event any dispute arises over the interpretation or enforcement of this Agreement, jurisdiction over the matter and the parties shall only be appropriate in Clark County, Nevada.

7.         Arbitration of Disputes.  Should any disputes arise as to interpretation or performance under this Agreement, the parties hereto waive their rights to proceed in civil court and instead agree to submit all disputes to binding independent arbitration before an arbitration or mediation service other than American Arbitration Association. The prevailing party may seek court enforcement of the arbitration decision. Further, the language used in this Agreement shall be deemed to be language chosen by both parties hereto to express their mutual intent, and no rule of strict construction against either party shall apply to any terms or conditions hereof.

8.         Responsibility of Costs and Expenses.  All of the legal, accounting and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne and paid by the party to this Agreement incurring such costs and expenses, and no party shall be obligated for any cost or expense incurred by any other party to this Agreement.

9.         Entire Agreement. This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise. Modification of this Agreement can only be made in writing and agreed to by both parties.

10.       Independent Contractors. The relationship of the parties is that of independent contractors.  This Agreement does not create a joint venture, partnership or other type of business entity and the parties further agree that neither will represent, nor are they authorized to represent to third parties, in any manner, that they are in a joint venture, partnership or other business relationship except as denoted herein.

11.       Notices.  All notices required or permitted under this Agreement shall be in writing and will be deemed given: (a) when delivered personally; (b) when sent by confirmed telex or facsimile; or (c) one (1) day after deposit with a commercial overnight carrier specifying next day delivery, with written verification of receipt.  All communications will be sent to the addresses or facsimile numbers set forth herein or to such other address as may be designated by a party giving written notice to the other party to this section:

NOTICES TO:

EME

Easy Money Express, Inc.

ATTN: Morton Reed

3700 Pecos McLeod Drive,

Suite 123

Las Vegas, Nevada 89121

702-317-1610

702-317-1611-FAX

CZ

M3 Internet Services, Inc. d/b/a CashZip

ATTN: Lori Joyner

PO Box 15268

Atlanta, GA 30333

12.       Force Majeure. Nonperformance by either party shall be excused to the extent that performance is rendered impossible or economically infeasible by strike, fire, flood, earthquake or other Acts of God, governmental acts, orders, changes in law or restrictions, or any other reason where failure to perform is beyond the reasonable control of the non-performing party.

13.       Benefit of Agreement.  This Agreement shall inure to the benefit and be binding upon the parties hereto and their respective legal representatives, administrators, executors, successors, assigns, subsidiaries and affiliates and neither party may assign it in whole or in part without the express written consent of the other party.

14.       Publicity and Intellectual Property. Each party acknowledges and agrees that during the term of this Agreement, the other party shall have the right to use such party’s name in press releases, marketing brochures, business plans, prospectuses and the like, indicating that the other party is a business party of such party. No other information concerning the other party, including, but not limited to, the terms and conditions of this Agreement, may be disclosed by a party in such a manner without the written permission of the other party.

All advertising artwork, copy, trademarks, service marks and the like for EME’s loan business shall remain the intellectual property of EME, even if transmitted by or through CZ’s equipment or system.

15.       Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date written below.

DATED:

EME

Easy Money Express, Inc

By: /s/Morton Reed

Morton Reed

DATED:

CZ

M3 Internet Services, Inc. d/b/a CashZip

By: /s/Lori Joyner

Lori Joyner

 By: /s/Jason Gilstrap

Jason Gilstrap